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                                                                  Exhibit (e)(3)


                       Renewal of Distribution Agreement
                       ---------------------------------


This Agreement made this 31st day of July, 1998 by and between Nuveen Tax-Free Reserves, Inc., a Maryland corporation (the "Fund"), and John Nuveen & Co. Incorporated, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 1998 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Directors of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 1999 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 1999 and ratify and confirm the Agreement in all respects.


                                       NUVEEN TAX-FREE RESERVES, INC.


                                       By:  /s/ Gifford R. Zimmerman
                                          ----------------------------
                                                Vice President

ATTEST:

/s/ Karen L. Healy
-------------------
Assistant Secretary


                                       JOHN NUVEEN & CO. INCORPORATED


                                       By:  /s/  Alan G. Berkshire
                                          ------------------------------
                                          Vice President


ATTEST:

/s/ Larry Martin
-------------------
Assistant Secretary